U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Severa, Richard
   200 Continental Blvd.
   El Segundo, CA USA 90245
2. Date of Event Requiring Statement (Month/Day/Year)
   05/15/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Merisel, Inc. MSEL
Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Pres., MOCA, Inc.
If Amendment, Date of Original (Month/Year)
   05/15/2000

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Merisel, Inc. Common Stock                 |40000 [1]             |                |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Employee Stock Option   | [2]     |01/14/   |Merisel, Inc. Common   |70,000   |4.06      |D            |                           |
(Right to Buy)          |         |2008     |Stock                  |         |          |             |                           |
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Employee Stock Option   | [3]     |03/01/   |Merisel, Inc. Common   |75,000   |2.218     |D            |                           |
(Right to Buy)          |         |2010     |Stock                  |         |          |             |                           |
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
Explanation of Responses:
1. Includes 25,000 shares of restricted stock units awarded under the Merisel, Inc. 1997 Stock Award and Incentive Plan, which vest on August 17, 2002 or earlier if certain financial performance targets are achieved.
2. Options vest and become exercisable annually in increments of 25% beginning on the first anniversay of grant date.
3. Options vest and become exercisable annually in increments of 25% beginning on the first anniversay of grant date.


SIGNATURE OF REPORTING PERSON
/Signature/

DATE
06/12/2000